Exhibit 10.32

LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”) dated and effective as of December 28, 2015 (the “Effective Date”) is entered into by and between Tecogen Inc., a Delaware U.S. corporation (“Tecogen”), and ULTRA EMISSIONS TECHNOLOGIES LIMITED, a joint venture company organized under the laws of Jersey (“JV”), with both JV and Tecogen being sometimes referred to in this Agreement as a “Party” or collectively as the “Parties.”
It is agreed as follows:
1.    Certain Definitions. As used herein, the following terms shall have the following meanings:
“Field” means the development, marketing and commercialization of Tecogen’s harmful emissions reduction technology for all types engines, gasoline, hybrid, diesel or natural gas-powered, but only those that are designed for, and intended to be used in, automobiles and trucks (excluding those that are designed for, and intended to be used in, fork lift trucks) or another mobile platform.
“Licensed IP” means (a) the patents and patent applications listed on Appendix A hereto, (b) any patents that shall issue on any of the patent applications listed on Appendix A, (c) any patents derived from continuation, continuation-in-part, divisional, reissue or re-examination applications based on the patents and patent applications referred to in clauses (a) or (b) above to the extent related to the same subject matter and (d) foreign counterparts to any of the foregoing, together with any related know-how, trade secrets or other intellectual property owned by Tecogen (other than trademarks) that would be useful to practice the Licensed IP in the Field.
“Licensed Products” means any materials, products, systems, equipment or related services which are covered by any one or more of the claims of one or more of the Licensed IP.
“Person” means any natural person or legal entity.
"Sublicensee" of JV means a direct or indirect licensee or sublicensee of any of the Licensed IP from JV.
“Subsidiary” of a Person means an entity in which such Person owns a majority of the equity and economic interests and a majority of the voting power so as to be able to elect a majority of the Board of Directors or equivalent governance body.
“Third Party” means any Person other than JV or Tecogen and their respective Subsidiaries.
2.    License Grant.
2.1    License Grants. Subject to the terms of this Agreement, Tecogen hereby grants to JV a perpetual, exclusive, worldwide, royalty-free, fully paid-up license under the Licensed IP:

(i)	to make, have made, use, sell, offer to sell, lease, license and import Licensed Products but only in the Field; and
(ii) otherwise to use the Licensed IP solely in furtherance of the rights granted under clause 2.1(i).
2.2    No Additional Licenses; Limitations on Tecogen. Notwithstanding any other provision of this Agreement to the contrary, Tecogen agrees that it will not during the term of this Agreement grant to any Third Party any other license to use the Licensed IP in the Field; and Tecogen and its Subsidiaries, during the term of this Agreement, will not themselves use the Licensed IP in the Field.
2.3    Proprietary Rights. Except for the license rights expressly granted to JV under Section 2.1 above: (a) Tecogen shall retain all right, title and interest in and to the Licensed IP; and (b) no other license, immunity or other right is granted under this Agreement, either directly or by implication, estoppel, or otherwise.
2.4    Sublicenses.
(a)    JV shall be entitled to sublicense the Licensed IP to its Subsidiaries only, but only for such period of time that such sublicensee remains a Subsidiary of JV and only for so long as this Agreement has not terminated.
(b)    JV shall provide written notice to Tecogen of any sublicense granted by it of the Licensed IP and provide Tecogen with a copy thereof.
(c)     Any sublicense to a Subsidiary shall be pursuant to an agreement of which JV is a party and which shall contain provisions specifying that JV shall:
(i)    name Tecogen as a third party beneficiary of the applicable sublicense entitled to enforce the relevant provisions dealing with the protection and use of the Licensed IP; and
(ii)    be and remain responsible for the operations of such sublicensee relevant to this Agreement as if such operations were carried out by JV itself; and

Exhibit 10.32

(iii)    take such actions as are necessary to ensure that any sublicense granted by JV under this Agreement shall require the sublicensee to comply with all applicable provisions of this Agreement.
3.    Improvements. If, during the term of this Agreement, Tecogen shall develop any improvements to the technology underlying the Licensed IP, such improvements shall be disclosed to JV and any intellectual property rights related thereto shall become part of the Licensed IP for use by JV only in accordance with this Agreement. This provision shall be applicable only if Tecogen is free to disclose and license such improvement without any incremental financial or other obligation to any Third Party. If JV, during the term of this Agreement, shall develop any improvements to the technology underlying the Licensed IP, such improvements shall be disclosed to Tecogen and any intellectual property rights related thereto are hereby deemed to be licensed to Tecogen on the same basis as this Agreement, but for use by Tecogen only outside of the Field. This provision shall be applicable only if JV is free to disclose and license such improvement without any incremental financial or other obligation to any Third Party.
4.    Forklift Trucks. JV and its Subsidiaries shall not develop, market or commercialize any forklift trucks that use or incorporate any of the Licensed IP without first obtaining the written consent of Tecogen. It is the intention of the Parties to enter into an additional agreement related thereto which shall require payment to Tecogen in respect of each forklift truck that is sold or leased by JV or any of its Subsidiaries to which it has granted a sublicense in accordance with the terms hereof.
5.    Diligence. JV shall use its best efforts to research, discover, develop and market Licensed Products for commercial sale and distribution.
6.    Operations under the License.
4.1    Compliance with Law. JV shall comply with and shall ensure that each of its sublicensees complies with all government statutes and regulations that relate to the Licensed Products.
4.2    Marking. JV shall cause all Licensed Products to be marked with all applicable U.S. Patent numbers, to the full extent required by United States law or as otherwise reasonably required by Tecogen. JV shall similarly cause all Licensed Products shipped to or sold in any other country to be marked in a similar manner and to conform with the patent laws and practice of such country.
7.    Protection of Patents.
(a)    In the event that either Party becomes aware of an infringement by a Third Party of any part of the Licensed IP, such Party shall notify the other in writing to that effect. During the term of this Agreement, with respect to infringement in the Field, JV shall have the first right, which it may exercise in its sole discretion, to enforce the patent rights under the Licensed IP against any such infringement at its own expense. In the event that JV declines to bring an infringement enforcement action with respect to any of the Licensed IP, it is understood that Tecogen shall have the right, but not the obligation, to do so pursuant to the terms of this Agreement at its own expense.
(b)    With respect to infringement of the Licensed IP outside of the Field, Tecogen shall have the sole right, which it may exercise in its sole discretion, to enforce the patent rights under the Licensed IP against any such infringement at its own expense.
(c)    If either Party deems it appropriate to take any enforcement action against a Third Party, or to otherwise enter discussions with a Third Party, with respect to any alleged infringement of any of the Licensed IP, the other Party agrees at its own expense to assist in such enforcement action or negotiations and shall be entitled, but not obligated, to be represented in the relevant proceedings by counsel of its own choice at its own expense. In any event, the pursuing Party shall keep the other Party reasonably informed as to such proceedings.
(d)    Each Party shall promptly report in writing to the other Party during the term of this Agreement any claim by any Third Party that the development or commercialization of the Licensed IP in the Field by the JV infringes the intellectual property rights of any Third Party and shall provide the other Party with all available evidence supporting said infringement or suspected infringement. To the knowledge of Tecogen, the practice of the Licensed IP in the Field by the JV will not infringe any Third Party intellectual property rights in existence on the date hereof. Tecogen shall have the obligation, at its expense, to use reasonable commercial efforts to defend, and hold the JV harmless from and against, any such claim initiated by any Third Party. Tecogen shall control the defense thereof with counsel of its choice, and the JV shall have the right, at its expense, to participate in the defense. Alternatively, in lieu of defending against such claim, Tecogen may, at its expense, secure a royalty-free license to use the Third Party’s intellectual property that will allow the JV to develop and commercialize Licensed Products, or may re-engineer Tecogen’s technology underlying its intellectual property so as not to be infringing the Third Party’s intellectual property. Further, if Tecogen determines that it does not have the resources to defend against such claim, then Tecogen shall be excused from its obligation to defend, and the JV may, in its sole discretion, elect to defend, at its expense, such claim, suit or proceeding, using counsel of its own choice. If the JV so elects, the Parties shall negotiate a settlement that requires Tecogen to reimburse the

Exhibit 10.32

JV for the expenses of its defense with sole recourse to the equity securities owned by Tecogen in the JV valued at their fair market value.
7A.    Prosecution and Maintenance. Tecogen shall use its best efforts (including but not limited to paying necessary fees and making necessary filings with the issuing jurisdiction) to prosecute and maintain the Licensed IP, at Tecogen’s own expense, except in jurisdictions where Tecogen is not engaged in business. In the case of such exception, JV shall perform such prosecution and maintenance at its own expense. The foregoing obligations shall be reciprocal with respect to any improvements by JV. Notwithstanding the foregoing, either Party may decide to abandon or discontinue prosecution of any one or more patent applications included in Licensed IP or cease maintaining any other Licensed IP if that Party determines that it is uneconomic to do otherwise. If such a decision is made by a Party, the other Party may undertake such prosecution and maintenance at its expense.
8.    Term and Termination.
8.1    Term.     This Agreement shall commence on the Effective Date and shall remain in effect thereafter unless and until terminated in accordance with this Section 8.
8.2    Termination.
(a)    Material Breach under this Agreement. Either Party shall have the right to terminate this Agreement upon the material breach of the other Party that, with respect to breaches that are remediable, has not been remedied during the Cure Period. For purposes of this Agreement, “Cure Period” shall mean a period of thirty (30) days following receipt of written notice of default from the non-defaulting Party to defaulting Party detailing the nature of an alleged breach.
(b)    Bankruptcy. Tecogen shall have the right to terminate this Agreement by providing written notice to JV upon the occurrence of any of the following events, but only to the extent such events are not dismissed within two hundred and forty (240) days from the date such events first occurred: (i) a receiver is appointed for JV; (ii) JV makes a general assignment of all or substantially all of its assets for the benefit of its creditors; (iii) JV commences or has commenced against it, proceedings under any bankruptcy law; or (iv) JV ceases to do business.
(c)    Failure to Fund. Tecogen shall have the right to terminate this agreement by providing written notice to JV if the investors (not including Tecogen) that are receiving equity purchase warrants in the JV in connection with this Agreement do not exercise such warrants in full in accordance with their original terms within one year from the date hereof, provided, that no such exercise shall be required if the Company has sufficient cash resources to operate its business in accordance with its business plan for the year following such first year anniversary.
8.3    Effect of Termination. Upon termination of this Agreement, JV and each of its sublicensees shall immediately cease using the Licensed IP
9.    Confidential Information. Each Party shall treat as confidential, even after termination of this Agreement, all confidential information disclosed to it by the other Party, shall not use such confidential information except as authorized in writing by the disclosing Party, and shall implement reasonable procedures to prohibit the unauthorized use, disclosure, duplication, misuse or removal of the disclosing Party’s confidential information. Information shall be considered confidential if marked as such or is information commonly understood to be of a type that is confidential. This provision shall not be applicable with respect to any information that becomes in the public domain other than in connection with a breach of this Agreement.
10.    Disclaimers.
JV makes no representation or warranty that it will market a Licensed Product or, if JV does market a Licensed Product, THAT IT WILL DO SO SUCCESSFULLY. Furthermore, all business decisions including, without limitation, the design, manufacture, sale, price and promotion of Licensed Products and the decision whether to sell a Licensed Product shall be within the sole discretion of JV. NEITHER PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
TECOGEN IS PROVIDING THE LICENSED IP AND RELATED TECHNOLOGY TO JV ON AN “AS IS” BASIS AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF NON-INFRINGEMENT, TITLE, SUITABILITY, QUIET ENJOYMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, TECOGEN MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE LICENSED IP, AND (II) THAT THE EXPLOITATION OF THE LICENSED IP AND THE RELATED TECHNOLOGY WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY DAMAGES FOR LOST PROFITS, INTERRUPTION OF BUSINESS, LOSS OF TECHNOLOGY OR LOST DATA, HOWEVER ARISING,

Exhibit 10.32

WHETHER UNDER THEORIES OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (I) BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER; OR (II) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.
11.    Indemnification. Each Party agrees, at its own expense, to defend, indemnify and hold harmless the other Party and its officers, directors and employees from all costs, expenses (including but not limited to court costs and reasonable attorney’s fees), losses, awards or judgments of or with respect to all claims of Third Parties, whether valid or invalid, and of whatever kind or nature whatsoever, arising out of, or in connection with, any breach of this Agreement by such Party.
12.    General Provisions.
12.1    Applicable Law. The laws of the State of New York, USA, and to the extent applicable, the patent laws of the United States, without reference to conflicts of laws principles or any international treaties or conventions, shall control the interpretation of this Agreement and the rights, remedies and duties of the Parties hereunder.
12.2    Severability. The Parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if any provision is found invalid by a court of competent jurisdiction, the invalid provision shall, if practicable, be replaced by a valid, legal and enforceable provision that reflects the intentions of the Parties underlying the invalid provision; the remaining provisions shall remain in full force and effect.
12.3    Entire Agreement; Amendment. This Agreement and the agreements and instruments contemplated hereby constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings of the Parties pertaining to the subject matter hereof, whether written, oral, or otherwise. This Agreement may be altered or amended only in a writing signed by the Parties.
12.4    Waiver. No purported waiver by any Party of any breach by the other Party of its obligations, agreements, or covenants hereunder shall be effective unless made in writing and delivered to the breaching party. No failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent similar or different default or breach.
12.5    Assignment. Either Party may assign this Agreement or any rights and obligations contemplated herein to a company acquiring substantially all of the assets of such Party to which this Agreement relates (including by merger or equity purchase) without the consent of the other Party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors and assigns. For clarity, the intellectual property of an acquirer of a Party or its affiliates, or any improvement to the Licensed IP by a Party after the acquisition, shall have no applicability to this Agreement.
12.6    Notices. All notices required by or permitted under this Agreement shall be in writing and shall be deemed given as of the day personally delivered, sent by fax or email, or deposited in the mail, postage pre-paid, certified or registered, return receipt requested, each such delivery method delivered, sent or addressed to the Chief Executive Officer of a Party at the address shown on its website.
12.7     Survival. The Parties agree that their respective rights, obligations and duties that by their nature extend beyond the termination or expiration of this Agreement shall survive any such termination or expiration.
12.8    Treatment in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that JV, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.
12.9    Disputes related to this Agreement shall be settled by arbitration in accordance with the standard commercial practices where the arbitration takes place. If arbitration is sought by Tecogen, arbitration shall take place in London. If arbitration is sought by JV, arbitration shall take place in New York City.
12.10    This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax or email will be effective as delivery of a manually executed counterpart of this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as an instrument under seal as of the day and year first above written.

TECOGEN INC. By:______________________	ULTRA EMISSIONS TECHNOLOGIES LIMITED By: ______________________

Exhibit 10.32

Exhibit A

PATENT OR APP. NO.	TITLE	STATUS
US 8,578,704	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
AU 2010352022	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
BR 11 2012 024840 5	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
CA 2,790,314	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
CN 201080066499.6	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
CR 2012-0533	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
DO P2012-0273	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
EP 10166307.8	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
EP 14183871.4	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
IN 7909/DELNP/2012	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
JP 2013-507925	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Pending
KR 1434373	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
MX 330039	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
NZ 602200	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
SG 184348	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
ZA 2012/07726	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued
US 13/616,752	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide, Hydrocarbons and Hydrogen Gas in Exhausts of Internal Combustion Engines and Producing an Electrical Output	Pending
US 14/721,694	Assembly and Method for Reducing Ammonia in Exhausts of Internal Combustion Engines	Pending
US 9,121,326	Assembly and Method for Reducing Nitrogen Oxides, Carbon Monoxide and Hydrocarbons in Exhausts of Internal Combustion Engines	Issued

Exhibit 10.32

US 7,243,017	Method for Controlling Internal Combustion Engine Emissions	Issued
US 14/947,276	Systems and Methods for Reducing Emissions in Exhaust of Vehicles and Producing Electricity	Pending